Exhibit 5.2

Internal Revenue Service           Department of the Treasury

33 Hopkins Plaza
Baltimore, MD  21201-0000
                                   Employer Identification Number:
                                        25-1140568
                                   File Folder Number:
                                        250017561
                                   Person to Contact:
                                        NINA M. RAKACZKY
THREE RIVERS BANK & TRUST COMPANY  Contact Telephone Number:
500 FIFTH AVENUE                        (301) 962-2749
MCKEESPORT, PA  15132              Plan Name:
                                        401K PLAN

                                   Plan Number:  002

Dear Applicant:

     Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

     Continued qualification of the plan wil depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations.) The status of the plan in operation will be reviewed periodically.

     The enclosed document describes the impact of Notice 86-13 and some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     This determination letter is applicable for the amendment(s) adopted on Sep. 12, 1989.

     This determination letter is applicable for the plan adopted on Dec. 21, 1988.

     The form of the plan satisfies those requirements of the Tax Reform Act of 1986 and the other laws, regulations, revenue rulings, and notices listed in section 4.01 of Rev. Proc. 88-42, 1988-35 I.R.B. 27, that are effective for plan years beginning before 1989.


     If you have any qusetions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,

                              /s/

                              District Director

Enclosures:
Publication 794
OPWBP 515
Addendum